Exhibit 99.1

Breitburn Energy Partners Reports Fourth Quarter and Full Year 2014 Results

LOS ANGELES, March 3, 2015 - Breitburn Energy Partners LP (NASDAQ:BBEP) today announced financial and operating results for the fourth quarter and full year 2014.

Key Highlights

•	Closed on the acquisitions of QR Energy and strategic bolt-on acreage in the Permian Basin for approximately $2.7 billion, including debt assumed.

•
Increased fourth quarter 2014 production to 4.2 million Boe, a 35% increase from fourth quarter 2013, and increased full year production to 14.1 million Boe, a 29% increase from 2013. Excluding production from QR Energy assets, Breitburn's production increased 6% in the fourth quarter 2014 compared to fourth quarter 2013 and 20% for 2014 compared to 2013. Annual production was in line with the forecast in Breitburn’s third quarter Form 10Q.

•
Increased Adjusted EBITDA, a non-GAAP financial measure, to $127.4 million (including acquisition and integration costs of $11.7 million), a 7% increase from third quarter 2014. Increased full year Adjusted EBITDA to $473.8 million (including acquisition and integration costs of $14.5 million), a 28% increase from 2013.

•	Total estimated proved reserves as of December 31, 2014, were 315.3 million Boe compared to 214.3 million Boe as of December 31, 2013, a 47% increase.

•
Total oil and gas capital expenditures for 2014 were $389 million, a 32% increase from 2013. Excluding capital spending of $25 million attributable to QR Energy assets, 2014 capital spending was within the range that was forecast in Breitburn’s third quarter Form 10Q.

Management Commentary

Halbert S. Washburn, Breitburn’s Chief Executive Officer, said: “Our recent acquisitions changed the nature of our portfolio, solidifying and expanding our presence in the Permian, the Mid-Continent and Ark-La-Tex, some of the most prolific oil and gas regions of the country. We announced a substantially reduced capital program of $200 million for 2015, and we remain focused on operating within our cash flow this year. With more than half of our production coming from the Permian, the Mid-Continent and Ark-La-Tex, we plan to allocate a large portion of our capital this year to these areas. Based on our operating results so far this year, we feel comfortable with our 2015 guidance issued on January 2nd. At the midpoint of that guidance, we expect to generate approximately $80 million of excess cash after distributions and capital spending and have a DCF coverage ratio of approximately 1.35x. We are focused on reducing all costs wherever we can, and we will continue to look for every opportunity to maximize operational and financial flexibility.”

Fourth Quarter 2014 Operating and Financial Results Compared to Third Quarter 2014

•
Total production was 4,170 MBoe in the fourth quarter of 2014 compared to 3,353 MBoe in the third quarter of 2014. Average daily production was 45.3 MBoe/day in the fourth quarter of 2014 compared to 36.5 MBoe/day in the third quarter of 2014.

•	Oil production increased to 2,327 MBbl compared to 1,904 MBbl in the third quarter of 2014

•	NGL production increased to 368 MBbl compared to 253 MBbl in the third quarter of 2014

•	Natural gas production increased to 8,847 MMcf compared to 7,178 MMcf in the third quarter of 2014

•
Adjusted EBITDA was $127.4 million in the fourth quarter of 2014 (including acquisition and integration costs of $11.7 million) compared to $118.7 million in the third quarter of 2014, a 7% increase. The increase was primarily due to the mid-quarter closing of the QR Energy transaction and higher commodity derivative instrument settlements, partially offset by lower sales revenue driven by lower crude oil prices and the acquisition and integration costs.

•
Net income attributable to common unitholders was $401.0 million, or $2.27 per diluted common unit, in the fourth quarter of 2014, which includes non-cash impairment charges of approximately $119.6 million, or $0.68 per unit as compared to net income of $126.5 million, or $1.03 per diluted common unit, in the third quarter of 2014, which includes non-cash impairment charges of approximately $29.4 million, or $0.24 per unit. The increase in non-cash impairment charges was due to the effect of decreased commodity prices on some of our higher cost oil properties.

•
Oil, NGL and natural gas sales revenues were $197.1 million in the fourth quarter of 2014 compared to $216.1 million in the third quarter of 2014, primarily due to lower realized oil, natural gas and NGL prices due to the decrease in commodity prices.

•
Lease operating expenses, which include district expenses, processing fees, disposal costs, and transportation costs but exclude taxes, were $92.9 million in the fourth quarter of 2014 compared to $62.7 million in the third quarter of 2014. The increase was primarily due to the closing of the QR Energy transaction in the fourth quarter, disposal costs related to the East Texas Salt Water Disposal System, and expenses incurred in upgrading pumping equipment in the Permian Basin to reduce future well failure rates.

•
General and administrative expenses, excluding non-cash unit-based compensation costs and including QR Energy general and administrative expenses and $11.7 million in related acquisition and integration costs, were $28.1 million in the fourth quarter of 2014 compared to $12.9 million in the third quarter of 2014.

•
Gains on commodity derivative instruments were $587.6 million in the fourth quarter of 2014 compared to gains of $146.2 million in the third quarter of 2014, primarily due to decreases in oil and natural gas futures prices during the fourth quarter of 2014. Derivative instrument settlement receipts were $62.1 million in the fourth quarter of 2014 compared to payments of $3.7 million in the third quarter of 2014, primarily due to lower oil prices.

•
NYMEX WTI oil spot prices averaged $73.21 per Bbl and Brent oil spot prices averaged $76.43 per Bbl in the fourth quarter of 2014 compared to $97.87 per Bbl and $101.90 per Bbl, respectively, in the third quarter of 2014. Henry Hub natural gas spot prices averaged $3.78 per Mcf in the fourth quarter of 2014 compared to $3.96 per Mcf in the third quarter of 2014.

•
Average realized crude oil, NGL, and natural gas prices, excluding the effects of commodity derivative settlements, averaged $69.36 per Bbl, $26.38 per Bbl and $4.07 per Mcf, respectively, in the fourth quarter of 2014 compared to $90.12 per Bbl, $37.87 per Bbl and $4.12 per Mcf, respectively, in the third quarter of 2014.

•
Oil, NGL and natural gas capital expenditures were $113 million (or $88 million after excluding capital spending of $25 million attributable to QR Energy assets) in the fourth quarter of 2014 compared to $108 million in the third quarter of 2014.

•	Distributable cash flow, a non-GAAP financial measure, was $43.9 million in the fourth quarter of 2014 compared to $53.3 million in the third quarter of 2014.

Full Year 2014 Results

•	Total oil, NGLs and natural gas sales were $855.8 million in 2014, an increase of 30% from 2013.

•	Full year lease operating expenses, which include district expenses, processing fees, and transportation costs but exclude taxes, were $293.6 million compared to $216.3 million in 2013.

•
Full year general and administrative expenses, excluding unit-based compensation related costs and including $14.5 million in acquisition and integration costs, were $63.6 million compared to $38.8 million in 2013.

•
Average realized oil and NGL prices, excluding the effect of commodity derivative instruments, for 2014, were $86.08 per Bbl and $35.46 per Bbl, respectively, compared to NYMEX WTI oil prices of $93.21 per barrel. Average realized natural gas prices, excluding the effect of commodity derivative instruments, were $4.82 per Mcf compared to Henry Hub prices of $4.37 per Mcf.

•
Net income attributable to common unitholders was $411.3 million, or $3.02 per diluted common unit, in 2014, which includes non-cash impairment charges of approximately $149.0 million, or $1.11 per unit, compared to a net loss of $43.7 million, or $0.43 per diluted common unit, in 2013, which includes non-cash impairment charges of approximately $54.4 million, or $0.54 per unit.

•
Gains on commodity derivative instruments were $566.5 million in 2014 compared to losses of $29.2 million in 2013, primarily due to decreases in oil and natural gas futures prices in 2014. Derivative instrument settlement receipts were $27.8 million in 2014 compared to receipts of $8.1 million in 2013, primarily due to lower oil prices.

•	Distributable cash flow, a non-GAAP financial measure, was $210.2 million in 2014 compared to $200.3 million in 2013.

2014 Estimated Proved Reserves

Total estimated proved reserves as of December 31, 2014, were 315.3 MMBoe compared to total estimated proved reserves of 214.3 MMBoe as of December 31, 2013. The standardized measure of discounted future net cash flows related to our estimated proved reserves was approximately $4.5 billion as of December 31, 2014, compared to approximately $3.2 billion as of December 31, 2013. Of the total estimated proved reserves, 55% were oil, 8% were NGLs and 37% were natural gas, and 77% were classified as proved developed. Set forth below is a breakdown of Breitburn’s total estimated proved reserves among its seven operating areas:

Operating Area	% Estimated Proved Reserves
Ark-La-Tex	21%
MI/IN/KY	20%
Permian Basin	18%
Mid-Continent	13%
Rockies	11%
Florida	10%
California	7%

The unweighted average first-day-of-the-month oil and natural gas prices used to determine our total estimated proved reserves as of December 31, 2014, were $94.99 per Bbl of oil for WTI NYMEX, $101.30 per Bbl of oil for ICE Brent and $4.35 per MMBtu of natural gas for Henry Hub.

Impact of Derivative Instruments

Breitburn uses commodity derivative instruments to mitigate risks associated with commodity price volatility and to help maintain cash flows for operating activities, acquisitions, capital expenditures and distributions. Breitburn does not enter into derivative instruments for speculative trading purposes. Since Breitburn does not use hedge accounting to account for its derivative instruments, changes in the fair value of derivative instruments are recorded in Breitburn’s earnings during each reporting period. These non-cash changes in the fair value of derivatives do not affect Adjusted EBITDA, cash flow from operations, distributable cash flow or Breitburn’s ability to pay cash distributions for the reporting periods presented.

Production, Statement of Operations, and Realized Price Information

The following table presents production, selected income statement and realized price information for the three months ended December 31, 2014 and 2013, the three months ended September 30, 2014, and the full year results for 2014 and 2013:

	Three Months Ended			Year Ended December 31,
	December 31,	September 30,	December 31,
Thousands of dollars, except as indicated	2014	2014	2013	2014	2013
Oil sales	$151,335	$176,986	$158,456	$669,355	$530,625
NGL sales	9,709	9,582	8,644	41,031	22,558
Natural gas sales	36,023	29,578	26,504	145,434	107,482
Gain (loss) on commodity derivative instruments	587,590	146,171	(17,234)	566,533	(29,182)
Other revenues, net	3,376	1,585	978	7,616	3,175
Total revenues	$788,033	$363,902	$177,348	$1,429,969	$634,658
Lease operating expenses (a)	$92,936	$62,714	$63,439	$293,563	$216,275
Production and property taxes (b)	14,084	16,327	11,295	62,071	46,220
Total lease operating expenses	107,020	79,041	74,734	355,634	262,495
Purchases and other operating costs	299	102	440	725	1,322
Change in inventory	201	3,761	5,758	(678)	(995)
Total operating costs	$107,520	$82,904	$80,932	$355,681	$262,822
Lease operating expenses, pre taxes, per Boe (a)	$22.29	$18.70	$20.56	$20.80	$19.69
Production and property taxes per Boe (b)	3.38	4.87	3.66	4.40	4.21
Total lease operating expenses per Boe	$25.67	$23.57	$24.22	$25.20	$23.90
General and administrative expenses (excluding non-cash unit-based compensation)	$28,116	$12,908	$8,742	$63,562	$38,752
Net income (loss) attributable to the partnership	$405,173	$130,643	$(58,792)	$421,333	$(43,671)
Less: distributions to preferred unitholders	4,125	4,125	—	10,083	—
Net income (loss) attributable to common unitholders	$401,048	$126,518	$(58,792)	$411,250	$(43,671)

Total production (MBoe) (c)	4,170	3,353	3,086	14,114	10,983
Oil (MBbl)	2,327	1,904	1,704	7,931	5,651
NGLs (MBbl)	368	253	205	1,157	640
Natural gas (MMcf)	8,847	7,178	7,060	30,159	28,156
Average daily production (Boe/d)	45,313	36,450	33,542	38,670	30,091
Sales volumes (MBoe) (d)	4,022	3,412	3,163	13,956	10,988
Average realized sales price (per Boe) (e) (f)	$48.96	$63.33	$61.10	$61.30	$60.05
Oil (per Bbl) (e) (f)	69.36	90.12	88.77	86.08	93.67
NGLs (per Bbl) (e)	26.38	37.87	42.17	35.46	35.25
Natural gas (per Mcf) (e)	$4.07	$4.12	$3.75	$4.82	$3.82

(a)	Includes district expenses, processing fees, disposal costs, and transportation costs.
(b)	Includes ad valorem and severance taxes.
(c)
Natural gas is converted on the basis of six Mcf of gas per one Bbl of oil equivalent. This ratio reflects an energy content equivalency and not a price or revenue equivalency. Given commodity price disparities, the price for a Bbl of oil equivalent for natural gas is significantly less than the price for a Bbl of oil.

(d)
Oil sales were 2,180 MBbl, 1,964 MBbl and 1,782 MBbl for the three months ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively, and 7,773 MBbl and 5,655 MBbl for the twelve months ended December 31, 2014 and 2013, respectively.

(e)	Excludes the effect of commodity derivative settlements.
(f)	Includes oil purchases.

Non-GAAP Financial Measures

This press release, including the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles (“non-GAAP”) measures to their nearest comparable generally accepted accounting principles (“GAAP”) measures, may be used periodically by management when discussing Breitburn’s financial results with investors and analysts, and they are also available at www.breitburn.com.

“Adjusted EBITDA” and “distributable cash flow” are among the non-GAAP financial measures used in this press release. These non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance. Management believes that these non-GAAP financial measures enhance comparability to prior periods.

Adjusted EBITDA is presented because management believes it provides additional information relative to the performance of Breitburn’s assets, without regard to financing methods or capital structure. Distributable cash flow is used by management as a tool to measure the cash distributions we could pay to our unitholders. This financial measure indicates to investors whether or not we are generating cash flow at a level that can support our distribution rate to our unitholders. These non-GAAP financial measures may not be comparable to similarly titled measures of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA or distributable cash flow in the same manner.

Adjusted EBITDA

The following table presents a reconciliation of net income (loss) and net cash flows from operating activities, our most directly comparable GAAP financial performance and liquidity measures, to Adjusted EBITDA for each of the periods indicated.

	Three Months Ended			Year Ended December 31,
	December 31,	September 30,	December 31,
Thousands of dollars, except as indicated	2014	2014	2013	2014	2013
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss) attributable to the partnership	$405,173	$130,643	$(58,792)	$421,333	$(43,671)
Loss (gain) on commodity derivative instruments	(587,590)	(146,171)	17,234	(566,533)	29,182
Commodity derivative instrument settlements (a) (b)	62,053	(3,704)	4,450	27,825	8,083
Depletion, depreciation and amortization expense	87,292	72,671	62,400	291,709	216,495
Impairment	119,566	29,434	54,012	149,000	54,373
Interest expense and other financing costs	36,110	29,494	26,680	126,470	87,067
Loss (gain) on sale of assets	306	(63)	(2,154)	663	(2,015)
Income tax expense (benefit)	(457)	532	277	(73)	905
Unit-based compensation expense (c)	4,947	5,829	5,270	23,387	19,955
Adjusted EBITDA	$127,400	$118,665	$109,377	$473,781	$370,374
Less:
Maintenance capital (d)	$43,714	$33,434	$29,217	$133,079	$89,267
Cash interest expense	35,651	27,849	24,741	120,470	80,767
Distributions to preferred unitholders	4,125	4,125	—	10,083	—
Distributable cash flow available to common unitholders	$43,910	$53,257	$55,419	$210,149	$200,340

Distributable cash flow available per common unit (e) (f)	0.207	0.390	0.458	1.431	1.884
Common unit distribution coverage (f)	0.83x	0.78x	0.93x	0.81x	0.97x

Reconciliation of net cash flows from operating activities to Adjusted EBITDA:

Net cash provided by operating activities	$62,839	$103,807	$90,224	$357,755	$257,166
Increase (decrease) in assets net of liabilities relating to operating activities	29,199	(13,160)	(5,680)	(4,057)	32,105
Interest expense (g)	35,563	27,729	24,654	120,143	80,617
Income from equity affiliates, net	(88)	191	(67)	(178)	(55)
Incentive compensation expense (h)	—	—	(21)	—	(21)
Non controlling interest	17	—	—	17	—
Income taxes	(130)	98	267	101	562
Adjusted EBITDA	$127,400	$118,665	$109,377	$473,781	$370,374

(a)	Excludes premiums paid at contract inception related to those derivative contracts that settled during the applicable periods of:	2,141	2,141	1,233	8,494	4,893
(b)	Includes net cash settlements on derivative instruments for:
	- Oil settlements (paid) received:	55,975	(7,940)	(7,378)	18,230	(36,183)
	- Natural gas settlements received:	6,078	4,236	11,828	9,595	44,266
(c)	Represents non-cash long-term unit-based incentive compensation expense.
(d)
Maintenance capital is management's estimate of the investment in capital projects and obligatory spending on existing facilities and operations needed to hold production approximately flat over a multi-year period.

(e)	Based on common units outstanding (including outstanding LTIP grants) at each distribution record date within the periods.
(f)
Third quarter 2014 includes the effect of the offering of 14 million common units in October 2014. Fourth quarter 2014 includes only 41 days of QR Energy operating results, $11.7 million of acquisition and integration costs, and the effect of 71.5 million common units issued in connection with the QR Energy merger in November 2014.

(g)	Excludes amortization of debt issuance costs and amortization of senior note discount/premium.
(h)	Represents cash-based incentive compensation plan expense.

Summary of Commodity Derivative Instruments

The table below summarizes Breitburn’s commodity derivative hedge portfolio as of March 2, 2015. Please refer to the Commodity Price Protection Portfolio at www.breitburn.com for additional information related to our hedge portfolio.

	Year
	2015		2016	2017	2018
Oil Positions:
Fixed Price Swaps - NYMEX WTI
Volume (Bbl/d)	20,415		15,504	13,519	493
Average Price ($/Bbl)	$93.30		$88.07	$85.05	$82.20
Fixed Price Swaps - ICE Brent
Volume (Bbl/d)	3,374		4,300	298	—
Average Price ($/Bbl)	$97.89		$95.17	$97.50	$—
Collars - NYMEX WTI
Volume (Bbl/d)	2,025		1,500	—	—
Average Floor Price ($/Bbl)	$90.00		$80.00	$—	$—
Average Ceiling Price ($/Bbl)	$111.73		$102.00	$—	$—
Collars - ICE Brent
Volume (Bbl/d)	500		500	—	—
Average Floor Price ($/Bbl)	$90.00		$90.00	$—	$—
Average Ceiling Price ($/Bbl)	$109.50		$101.25	$—	$—
Puts - NYMEX WTI
Volume (Bbl/d)	500		1,000	—	—
Average Price ($/Bbl)	$90.00		$90.00	$—	$—
Total:
Volume (Bbl/d)	26,814		22,804	13,816	493
Average Price ($/Bbl)	$93.51		$89.01	$85.32	$82.20

Gas Positions:
Fixed Price Swaps - MichCon City-Gate
Volume (MMBtu/d)	7,500		17,000	10,000	—
Average Price ($/MMBtu)	$6.00		$4.46	$4.48	$—
Fixed Price Swaps - Henry Hub
Volume (MMBtu/d)	54,891		36,050	19,016	1,870
Average Price ($/MMBtu)	$4.84		$4.24	$4.43	$4.15
Collars - Henry Hub
Volume (MMBtu/d)	18,000		630	595	—
Average Floor Price ($/MMBtu)	$5.00		$4.00	$4.00	$—
Average Ceiling Price ($/MMBtu)	$7.48		$5.55	$6.15	$—
Puts - Henry Hub
Volume (MMBtu/d)	1,920		11,350	10,445	—
Average Price ($/MMBtu)	$4.78		$4.00	$4.00	$—
Deferred Premium ($/MMBtu)	$0.64	(a)	$0.66	$0.69	$—
Total:
Volume (MMBtu/d)	82,311		65,030	40,056	1,870
Average Price ($/MMBtu)	$4.98		$4.25	$4.33	$4.15

Basis Swaps- Henry Hub
Volume (MMBtu/d)	14,400		—	—	—
Average Price ($/MMBtu)	$(0.19)		$—	$—	$—

(a) Deferred premiums of $0.64 apply to 420 MMBtu/d.

Premiums paid in 2012 related to oil and natural gas derivatives to be settled in the fourth quarter of 2014 and beyond are as follows:

	Year
Thousands of dollars	2015	2016	2017	2018
Oil	$4,683	$7,438	$734	$—
Natural gas	$1,989	$952	$—	$—

2014 Form 10-K and Tax Reporting Package for Unitholders

Breitburn’s 2014 Form 10-K, which was filed yesterday, is available through the Investor Relations/SEC Filings section of our website at www.breitburn.com.

Also available for download on our website beginning on March 16, 2015 will be the 2014 tax reporting package, including Schedule K-1. Breitburn expects to finish mailing the tax packages to its unitholders within a week of the packages being available online. To request electronic (paperless) delivery of your 2014 Individual Tax Reporting Package, please visit www.taxpackagesupport.com/breitburn and register to opt in for the applicable units you held during 2014. Electronic delivery is available for: Breitburn Energy Partners LP Common Units, QR Energy, LP Common Units, and Breitburn Energy Partners LP Series A Cumulative Redeemable Perpetual Preferred Units (NASDAQ: BBEPP). For additional information, unitholders may call the K-1 Tax Package Support Line toll free at 800-559-4966.

Other Information

Breitburn will host a conference call Tuesday, March 3, 2015, at 1:00 pm (EDT) to discuss Breitburn’s fourth quarter and full year 2014 results. The conference call may be accessed by calling 888-539-3612 (international callers dial 719-325-2244) or via webcast at http://ir.breitburn.com/. An archived edition of the conference call will also be available through March 10th by calling 877-870-5176 (international callers dial 858-384-5517) and entering replay PIN 8598867 or by visiting http://ir.breitburn.com/. Breitburn will take questions from securities analysts and institutional portfolio managers; the call is open to all other interested parties on a listen-only basis.

About Breitburn Energy Partners LP
Breitburn Energy Partners LP is a publicly traded independent oil and gas master limited partnership focused on the acquisition, development, and production of oil and gas properties throughout the United States. Breitburn’s producing and non-producing crude oil and natural gas reserves are located in Ark-La-Tex; Michigan, Indiana, Kentucky; the Permian Basin; the Mid-Continent; the Rockies; Florida; and California. See www.breitburn.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements relating to Breitburn's operations that are based on management’s current expectations, estimates and projections about its operations. Words and phrases such as “believes,” “expect,” “future,” “impact,” “guidance,” “will be,” “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to Breitburn's financial performance and results, availability of sufficient cash flow and other sources of liquidity to execute our business plan, prices and demand for natural gas and oil, increases in operating costs, uncertainties inherent in estimating our reserves and production, our ability to replace reserves and efficiently develop our current reserves, political and regulatory developments relating to taxes, derivatives and our oil and gas operations, risks relating to our acquisitions and the factors set forth under the heading “Risk Factors” incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission, and if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Breitburn undertakes no obligation to update publicly any forward-

looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Contacts:
Antonio D'Amico
Vice President, Investor Relations & Government Affairs
or
Jessica Tang
Investor Relations Manager
(213) 225-0390
BBEP-IR

Breitburn Energy Partners LP and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
Thousands of dollars	2014	2013
ASSETS
Current assets
Cash	$12,628	$2,458
Accounts and other receivables, net	166,436	96,862
Derivative instruments	408,151	7,914
Related party receivables	2,462	2,604
Inventory	3,727	3,890
Prepaid expenses	7,304	3,334
Total current assets	600,708	117,062
Equity investments	6,463	6,641
Property, plant and equipment
Oil and gas properties	7,736,409	4,818,639
Other assets	60,533	21,338
	7,796,942	4,839,977
Accumulated depletion and depreciation	(1,342,741)	(924,601)
Net property, plant and equipment	6,454,201	3,915,376
Other long-term assets
Intangibles, net	8,336	11,679
Goodwill	92,024	—
Derivative instruments	319,560	71,319
Other long-term assets	157,042	74,205

Total assets	$7,638,334	$4,196,282

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$129,270	$69,809
Current portion of long-term debt	105,000	—
Derivative instruments	5,457	24,876
Distributions payable	733	—
Current asset retirement obligation	4,948	—
Revenue and royalties payable	40,452	26,233
Wages and salaries payable	22,322	15,359
Accrued interest payable	20,672	19,690
Production and property taxes payable	25,207	20,558
Other current liabilities	7,495	6,364
Total current liabilities	361,556	182,889

Credit facility	2,089,500	733,000
Senior notes, net	1,156,560	1,156,675
Other long-term debt	1,100	—
Total long-term debt	3,247,160	1,889,675
Deferred income taxes	2,575	2,749
Asset retirement obligation	233,463	123,769
Derivative instruments	2,269	2,560
Other long-term liabilities	25,135	4,820
Total liabilities	3,872,158	2,206,462

Equity
Series A preferred units, 8.0 million units issued and outstanding at December 31, 2014 and 0 at December 31, 2013	193,215	—
Common units, 210.9 million units issued and outstanding at December 31, 2014 and 119.2 million at December 31, 2013	3,566,468	1,989,820
Accumulated other comprehensive loss	(392)	—
Total partners' equity	3,759,291	1,989,820
Noncontrolling interest	6,885	—
Total equity	3,766,176	1,989,820

Total liabilities and equity	$7,638,334	$4,196,282

Breitburn Energy Partners LP and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Thousands of dollars, except per unit amounts	2014	2013	2014	2013

Revenues and other income items
Oil, natural gas and natural gas liquid sales	$197,067	$193,604	$855,820	$660,665
Gain (loss) on commodity derivative instruments, net	587,590	(17,234)	566,533	(29,182)
Other revenue, net	3,376	978	7,616	3,175
Total revenues and other income items	788,033	177,348	1,429,969	634,658
Operating costs and expenses
Operating costs	107,520	80,933	355,681	262,822
Depletion, depreciation and amortization	87,292	62,400	291,709	216,495
Impairments	119,566	54,012	149,000	54,373
General and administrative expenses	33,063	14,012	86,949	58,707
Loss (gain) on sale of assets	306	(2,154)	663	(2,015)
Total operating costs and expenses	347,747	209,203	884,002	590,382

Operating income (loss)	440,286	(31,855)	545,967	44,276

Interest expense, net of capitalized interest	36,600	26,680	126,960	87,067
Gain on interest rate swaps	(490)	–	(490)	—
Other income, net	(523)	(20)	(1,746)	(25)
Total other expense	35,587	26,660	124,724	87,042

Income (loss) before taxes	404,699	(58,515)	421,243	(42,766)

Income tax expense (benefit)	(457)	277	(73)	905

Net income (loss)	405,156	(58,792)	421,316	(43,671)

Less: Net loss attributable to noncontrolling interest	(17)	–	(17)	—

Net income (loss) attributable to the partnership	405,173	(58,792)	421,333	(43,671)

Less: distributions to preferred unitholders	4,125	–	10,083	—

Net income (loss) attributable to common unitholders	$401,048	$(58,792)	$411,250	$(43,671)

Basic net income (loss) per common unit	$2.28	$(0.52)	$3.04	$(0.43)
Diluted net income (loss) per common unit	$2.27	$(0.52)	$3.02	$(0.43)

Breitburn Energy Partners LP and Subsidiaries
Consolidated Statements of Comprehensive Income

	Year Ended December 31,
Thousands of dollars, except per unit amounts	2014	2013
Net income (loss)	$421,316	$(43,671)

Other comprehensive income, net of tax:
Change in fair value of available-for-sale securities	(189)	—
Pension and post-retirement benefits actuarial loss	(473)	—
Total other comprehensive loss	(662)	—

Total comprehensive income (loss)	420,654	(43,671)

Less: Comprehensive loss attributable to noncontrolling interest	(287)	—

Comprehensive income (loss) attributable to the partnership	$420,941	$(43,671)

Breitburn Energy Partners LP and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31,
Thousands of dollars	2014	2013

Cash flows from operating activities
Net income (loss)	$421,316	$(43,671)
Adjustments to reconcile to cash flow from operating activities:
Depletion, depreciation and amortization	291,709	216,495
Impairment of oil and natural gas properties	149,000	54,373
Unit-based compensation expense	23,387	19,955
(Gain) loss on derivative instruments	(567,024)	29,182
Derivative instrument settlement receipts	26,806	8,083
Income from equity affiliates, net	178	(55)
Deferred income taxes	(174)	262
Loss (gain) on sale of assets	663	(2,015)
Other	6,204	5,163
Changes in net assets and liabilities
Accounts receivable and other assets	41,754	(29,322)
Inventory	163	(804)
Net change in related party receivables and payables	142	(1,191)
Accounts payable and other liabilities	(36,369)	711
Net cash provided by operating activities	357,755	257,166
Cash flows from investing activities
Property acquisitions, net of cash acquired	(401,465)	(1,175,817)
Capital expenditures	(417,755)	(266,308)
Other	(18,283)	(26,661)
Proceeds from sale of assets	499	2,981
Net cash used in investing activities	(837,004)	(1,465,805)
Cash flows from financing activities
Proceeds from issuance of preferred units, net	193,215	—
Proceeds from issuance of common units, net	277,613	618,013
Distributions to preferred unitholders	(9,350)	—
Distributions to common unitholders	(264,585)	(186,868)
Proceeds from issuance of long-term debt, net	2,457,600	2,276,000
Repayments of long-term debt	(1,785,000)	(1,487,000)
Senior note redemption	(352,531)	—
Change in bank overdraft	(2,434)	2,013
Debt issuance costs	(25,109)	(15,568)
Net cash provided by financing activities	489,419	1,206,590
Increase (decrease) in cash	10,170	(2,049)
Cash beginning of period	2,458	4,507
Cash end of period	$12,628	$2,458